Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD SECOND QUARTER NET REVENUE OF $915.0 MILLION

Net Revenue Drives Record 2Q Operating Income of $196.3 Million, Net Income of $98.1 Million

BCF of $290.8 Million, Adjusted EBITDA of $292.8 Million and Free Cash Flow of $194.9 Million

IRVING, Texas – August 5, 2020 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the second quarter ended June 30, 2020 as summarized below. The actual results presented herein for the three months ended June 30, 2020 reflect the Company’s legacy Nexstar Broadcasting and digital operations and quarterly results from the Tribune Media stations which we acquired on September 19, 2019. Second quarter 2020 revenue from WGN America, also acquired in the Tribune transaction, is included in core advertising revenue and distribution fee revenue. The contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments acquired in the Tribune transaction is included in the full income statement on page 7 under “Income (loss) on equity investments, net.” The comparable three-month period ended June 30, 2019 reflects Nexstar’s legacy broadcasting and digital operations during that period.

Summary 2020 Second Quarter Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2020	2019	Change	2020	2019	Change
Core Advertising Revenue	$298,240	$267,611	+11.4%	$715,619	$519,455	+37.8%
Political Advertising Revenue	$21,566	$3,157	+583.1%	$76,907	$4,464	+1622.8%
Total Television Advertising Revenue	$319,806	$270,768	+18.1%	$792,526	$523,919	+51.3%

Distribution Fee Revenue	$536,544	$314,268	+70.7%	$1,086,260	$628,242	+72.9%
Digital Revenue	$46,661	$56,237	(17.0)%	$103,101	$109,072	(5.5)%
Other Revenue	$11,622	$7,739	+50.2%	$24,568	$14,426	+70.3%
Net Revenue	$914,633	$649,012	+40.9%	$2,006,455	$1,275,659	+57.3%

Income from Operations	$196,253	$149,944	+30.9%	$501,268	$277,018	+81.0%

Net income	$98,141	$70,735	+38.7%	$255,835	$127,622	+100.5%

Broadcast Cash Flow(1)	$290,781	$227,458	+27.8%	$720,829	$435,188	+65.6%
Broadcast Cash Flow Margin(2)	31.8%	35.0%		35.9%	34.1%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$298,282	$202,178	+47.5%	$863,455	$385,940	+123.7%
Adjusted EBITDA(1)	$292,836	$197,037	+48.6%	$850,572	$375,402	+126.6%
Adjusted EBITDA Margin(2)	32.0%	30.4%		42.4%	29.4%

Free Cash Flow Before One-Time Transaction Expenses(1)	$200,395	$90,911	+120.4%	$630,795	$216,673	+191.1%
Free Cash Flow(1)	$194,949	$85,770	+127.3%	$617,912	$206,135	+199.8%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 08/05/2020

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group commented, “Nexstar’s industry leading scale and diversified business model combined with solid execution in a challenging environment resulted in record second quarter results with net revenue, profitability, and cash flow metrics all well above consensus expectations. The 40.9% rise in second quarter net revenue reflects growth in total television advertising revenue as we drove year-over-year increases in same station new-to-television business and strong shares of political spending in our markets, as well as a 71% increase in distribution fee revenues. In addition, despite the economic pressures related to the pandemic, Nexstar’s proven operating and expense management disciplines resulted in a 38.7% increase in net income and record second quarter broadcast cash flow, adjusted EBITDA and free cash flow with these metrics growing 27.8%, 48.6% and 127.3%, respectively, on a year-over-year basis.

“Notably, our enterprise-wide focus on managing operations for current and future cash flow enabled us to bring about 21% of every net revenue dollar to the free cash flow line. In the year-to-date period, and prior to the benefit of imminent and significant political spending, Nexstar has generated approximately $631 million of free cash flow before one-time transaction expenses. Reflecting first quarter 2020 repurchases, we have reduced our issued and outstanding share count to approximately 45.3 million and we remain confident in our unique positioning in this environment to again generate positive free cash flow in the current quarter.

“Total second quarter television advertising revenue increased 18.1% to $319.8 million, including political revenue of $21.6 million and core advertising revenue of $298.2 million. While local and national advertisers adapted their media plans to meet the unique challenges of the pandemic during the second quarter, we saw sequential month over month improvement in our same-station core advertising revenue performance from April to May, and from May to June. Nexstar’s local sales initiatives helped offset marketplace challenges and continued to generate healthy levels of new business with second quarter new to television ad revenue rising both on a quarterly sequential and year-over-year basis. In total, our sales teams generated $20.7 million of second quarter new to television revenue, marking an 11.3% rise over the first quarter and a 4.5% rise over the comparable 2019 period. Recent distribution agreement renewals and the inclusion of WGN America resulted in a 70.7% rise in distribution revenue to $536.5 million, representing nearly 59% of total net revenue. Second quarter 2020 total digital revenue declined approximately $9.6 million or 17.0%, primarily due to softer local customer buying trends related to the COVID-19 pandemic, partially offset by an 8% year-over-year increase in Nexstar’s digital agency services revenues. However, digital profitability was up over the comparable prior year period and digital engagement trends were up significantly as Nexstar’s websites and mobile apps grew year-over-year page views by 250% to 1.1 billion* in April, with total monthly users up 133% to 96 million**.

“Total combined second quarter digital and distribution fee revenue of $583.2 million rose approximately 57.4% over the prior year period. The year-over-year increase in second quarter non-television revenue reflects new distribution agreements reached in the second half of 2019 and our realization of Tribune Media revenue synergies related to the after acquired clauses in our retransmission consent contracts, WGN America, and our realigned digital operations. With our successful renewal of 2019 year-end retransmission consent agreements, the approximate 20% of the base to be renewed and repriced this year, and subscriber levels remaining consistent with our expectations, further revenue growth from this source is projected for the balance of 2020 and beyond.

“With a focus on generating free cash flow, we remain committed to actively managing our capital structure, cost of capital, and liquidity position to provide the financial flexibility to support our business and enhance shareholder returns as we emerge from the pandemic. During the first half of 2020 we allocated approximately $594 million toward debt reduction, opportunistic share repurchases and cash dividends. Additionally, Nexstar continues to maintain a strong balance sheet including $664.6 million in cash at June 30, with access to an additional $140 million under our revolving credit facility. With our year-to-date progress on cash generation, historically low LIBOR rates, contractual distribution fee

Nexstar Media Group, 08/05/2020

revenues and what is projected to be the biggest Presidential election cycle in the Company’s history, we continue to expect to be free cash flow positive in every quarter of 2020 and remain confident in our liquidity position and ability to service our debt. As such, we continue to expect Nexstar’s net leverage to decline to approximately 4x by year-end.

“At the onset of the pandemic we took immediate action to adapt our business to address the economic impact on the U.S. commercial advertising market. We implemented a range of cost-cutting initiatives which resulted in operating and corporate expense savings in excess of $40 million from budgeted levels in the second quarter of 2020. Reported second quarter station direct operating expenses (net of trade expense) primarily reflects a full quarter of incremental expenses related to the operation of the acquired Tribune stations and budgeted increases in network affiliation expense as a partial offset to Nexstar’s rising distribution revenue. Second quarter pro forma same station fixed expenses, excluding programming expenses, were down 18%.

“While the pandemic has created unprecedented challenges that have impacted our families, the economy and our daily lives, it has also changed consumers’ media consumption habits in ways that showcase the inherent strength of local broadcast television and Nexstar Media Group’s leading local brands. As we all continue to navigate through the unique and evolving challenges related to the coronavirus, local news has never been more essential for Americans. As the most powerful and trusted voice in this country, more people are tuning into their stations’ local newscasts than ever before. According to Nielsen data, even as states and localities began to slowly reopen in the second quarter, local broadcast television evening news viewership among adults age 18 to 34 remained impressively high, with year-over-year increases in average cumulative weekly impressions in April, May and June of 151%, 83% and 89%, respectively***. As the nation’s largest broadcast group and the top producer of local news programming and content, Nexstar’s content has never been more valuable, as we provide essential, life-saving news and information to our viewers across all traditional and digital media platforms that is unique and relevant to each of the local communities we serve across the United States while offering local businesses, advertisers and brands unparalleled 24/7 reach and marketing opportunities across all screens and devices.

“Looking ahead to the third quarter, while the pandemic continues to impact commercial advertising, we are seeing the same pattern of month over month improvement in our pacing data and will benefit from significantly increased levels of political ad spending beginning in September. Overall, we are encouraged by early signs of recovery across our station footprint, as nearly all of our markets have reopened in some form and key economic indicators, including employment and consumer spending, are improving. At present, we are cautiously optimistic about the return of live sports, as live news and sports programming continue to generate the strongest levels of viewership across all demographics. Additionally, preparations for the September 1 launch of WGN America’s primetime national newscast, News Nation, which will reach approximately 75 million television households across the country, are proceeding on schedule and on budget. During the quarter we announced the anchor teams and correspondents for our live three-hour prime-time national newscast and we are already attracting strong interest from leading national advertisers for this daily three hour broadcast.

“In summary, Nexstar’s leading local broadcast platform is well positioned to withstand this environment due to several factors including our differentiated broadcast and digital sales programs, continued growth of distribution revenue, income from equity investments and what are projected to be record levels of political spending in 2020. In terms of capital allocation, we believe that our free cash flow combined with the active management of both our cost structure and balance sheet will provide us with the financial flexibility to continue supporting our shareholder value creation initiatives, including leverage reduction, quarterly cash dividends and share repurchases. As a result, Nexstar is well positioned to fully participate in the recovery and we remain highly confident in our long-term strategies in terms of serving the communities where we have operations, building the top line, maintaining close control of fixed and variable costs and optimizing the balance sheet. This focus, combined with our time proven operating and integration strategies,

Nexstar Media Group, 08/05/2020

is enabling Nexstar to overcome the near-term challenges and extend our strong long-term record of growth and shareholder value creation.”

The consolidated debt of Nexstar and independently-owned Variable Interest Entities (VIEs) including, Mission Broadcasting, Inc. and Shield Media, LLC (collectively, the “Company”) at June 30, 2020, was $8,038.1 million including senior secured debt of $5,355.7 million. The Company’s first lien net leverage ratio at June 30, 2020 was approximately 3.11x compared to a covenant of 4.25x. The Company’s total net leverage ratio at June 30, 2020 was 4.47x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts).

($ in millions)	June 30, 2020	December 31, 2019
First Lien Term Loans	$5,355.7	$5,810.4
5.625% Senior Unsecured Notes due 2024	$891.0	$890.0
5.625% Senior Unsecured Notes due 2027	$1,791.4	$1,792.1
Total Funded Debt	$8,038.1	$8,492.5

Unrestricted Cash	$664.6	$232.1

*Google Analytics, combined web and app, April 2020

**comScore Media Metrix, April 2020, US Internet Users 18+

***TVB, Nielsen, NLTV, monthly average of weekly cumulative impressions in the 25 LPMs. Local News: Monday through Friday 4-8pm. ABC, CBS, CW, Fox, NBC, Telemundo, Univision.

Second Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is dial 323/794-2588, conference ID 4470593 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, corporate expenses, loss (income) on equity investments, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net) and distribution from equity investments, minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Nexstar Media Group, 08/05/2020

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 196 television stations and related digital multicast signals reaching 114 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Nexstar Media Group, 08/05/2020

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv
Joseph Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, 08/05/2020

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenue	$914,633	$649,012	$2,006,455	$1,275,659

Operating expenses (income):
Corporate expenses	35,399	31,821	88,873	62,586
Direct operating expenses, net of trade	413,742	292,162	855,523	581,594
Selling, general and administrative expenses, excluding corporate	157,844	112,237	322,754	223,832
Trade expense	2,897	3,882	6,175	7,313
Depreciation	35,770	28,090	71,176	55,527
Amortization of intangible assets	69,512	36,357	140,095	73,095
Amortization of broadcast rights	35,740	13,935	72,948	28,297
Reimbursement from the FCC related to station repack	(25,716)	(19,416)	(38,474)	(33,603)
Loss (gain) on disposal of stations, net	50	-	(7,025)	-
Change in the estimated fair value of contingent consideration attributable to a merger	3,933	-	3,933	-
Gain on relinquishment of spectrum	(10,791)	-	(10,791)	-
Total operating expenses	718,380	499,068	1,505,187	998,641
Income from operations	196,253	149,944	501,268	277,018
Income (loss) on equity investments, net	11,332	(665)	25,490	(1,156)
Interest expense, net	(82,251)	(51,363)	(183,535)	(104,320)
Loss on debt extinguishment	-	(2,026)	(7,477)	(3,724)
Pension and other postretirement plans credit, net	10,762	1,400	21,524	2,800
Other (expenses) income	(549)	91	315	91
Income before income taxes	135,547	97,381	357,585	170,709
Income tax expense	(37,406)	(26,646)	(101,750)	(43,087)
Net income	98,141	70,735	255,835	127,622
Net loss (income) attributable to noncontrolling interests	1,454	(2,733)	675	(4,728)
Net income attributable to Nexstar	$99,595	$68,002	$256,510	$122,894

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$2.20	$1.48	$5.64	$2.68
Diluted	$2.13	$1.42	$5.43	$2.57

Weighted average number of common shares outstanding:
Basic	45,267	46,090	45,483	45,938
Diluted	46,849	47,971	47,231	47,878

Nexstar Media Group, 08/05/2020

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Broadcast Cash Flow and Adjusted EBITDA:	2020	2019	2020	2019
Net income	$98,141	$70,735	$255,835	$127,622

Add (Less):
Interest expense, net	82,251	51,363	183,535	104,320
Loss on extinguishment of debt	-	2,026	7,477	3,724
Income tax expense	37,406	26,646	101,750	43,087
Depreciation	35,770	28,090	71,176	55,527
Amortization of intangible assets	69,512	36,357	140,095	73,095
Amortization of broadcast rights	35,740	13,935	72,948	28,297
Amortization of right-of-use assets attributable to favorable leases	152	152	304	304
(Gain) loss on asset disposal, net	(420)	377	(808)	(156)
Loss on operating lease terminations	10	9	224	420
Change in the estimated fair value of contingent consideration attributable to a merger	3,933	-	3,933	-
Gain on relinquishment of spectrum	(10,791)	-	(10,791)	-
Corporate expenses	35,399	31,821	88,873	62,586
(Income) loss on equity investments, net	(11,332)	665	(25,490)	1,156
Other expenses (income)	549	(91)	(315)	(91)
Pension and other postretirement plans credit, net	(10,762)	(1,400)	(21,524)	(2,800)
Loss (gain) on disposal of stations and entities, net	50	-	(7,025)	-
Reimbursement from the FCC related to station repack	(25,716)	(19,416)	(38,474)	(33,603)
Payments for broadcast rights	(49,111)	(13,811)	(100,894)	(28,300)

Broadcast cash flow	290,781	227,458	720,829	435,188
Margin %	31.8%	35.0%	35.9%	34.1%

Add (Less):
Distributions from equity investments	26,692	-	197,092	-
Pension and other postretirement plans credit, net	10,762	1,400	21,524	2,800
Corporate expenses, excluding one-time transaction expenses	(29,953)	(26,680)	(75,990)	(52,048)

Adjusted EBITDA before one-time transaction expenses	298,282	202,178	863,455	385,940
Margin %	32.6%	31.2%	43.0%	30.3%

Less:
Corporate one-time transaction expenses	(5,446)	(5,141)	(12,883)	(10,538)

Adjusted EBITDA	$292,836	$197,037	$850,572	$375,402
Margin %	32.0%	30.4%	42.4%	29.4%

Nexstar Media Group, 08/05/2020

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Free Cash Flow:	2020	2019	2020	2019
Net income	$98,141	$70,735	$255,835	$127,622

Add (Less):
Interest expense, net	82,251	51,363	183,535	104,320
Loss on extinguishment of debt	-	2,026	7,477	3,724
Income tax expense	37,406	26,646	101,750	43,087
Depreciation	35,770	28,090	71,176	55,527
Amortization of intangible assets	69,512	36,357	140,095	73,095
Amortization of broadcast rights	35,740	13,935	72,948	28,297
Amortization of right-of-use assets attributable to favorable leases	152	152	304	304
(Gain) loss on asset disposal, net	(420)	377	(808)	(156)
Loss on operating lease terminations	10	9	224	420
Change in the estimated fair value of contingent consideration attributable to a merger	3,933	-	3,933	-
Gain on relinquishment of spectrum	(10,791)	-	(10,791)	-
Stock-based compensation expense	12,749	9,691	23,434	17,760
Corporate one-time transaction expenses	5,446	5,141	12,883	10,538
(Income) loss on equity investments, net	(11,332)	665	(25,490)	1,156
Distributions from equity investments	26,692	-	197,092	-
Loss (gain) on disposal of stations, net	50	-	(7,025)	-
Other expenses (income)	549	(91)	(315)	(91)
Payments for broadcast rights	(49,111)	(13,811)	(100,894)	(28,300)
Cash interest expense	(77,922)	(49,438)	(174,570)	(100,453)
Capital expenditures, excluding station repack and CVR spectrum(1)	(40,395)	(18,032)	(83,372)	(32,171)
Capital expenditures related to station repack	(12,987)	(22,629)	(29,898)	(36,436)
Proceeds from disposals of property and equipment	528	261	958	849
Operating cash income tax payments, net	(5,576)	(50,536)	(7,686)	(52,419)

Free cash flow before one-time transaction expenses	200,395	90,911	630,795	216,673

Less:
Corporate one-time transaction expenses	(5,446)	(5,141)	(12,883)	(10,538)

Free cash flow	$194,949	$85,770	$617,912	$206,135

(1)

During the three and six months ended June 30, 2020, capital expenditures related to relinquishment of the CVR spectrum were $2.1 million and $2.4 million, respectively. During the three and six months ended June 30, 2019, capital expenditures related to relinquishment of the CVR spectrum were $2.2 million and $2.9 million, respectively.

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